Filed pursuant to Rule 433
Registration No. 333-132201
Dated May 2, 2007

Toyota Motor Credit Corporation
Aaa/AAA

Medium Term Notes, Series B

Trade Date:			May 2, 2007

Principal Amount:		185,000,000

Purchase Price to Agent:	99.99

Agents Commission:		$18,500.00

Issuer Proceeds:		$184,981,500.00

Price to Investors:		100

Settlement Date:		May 7, 2007

Maturity Date:			May 8, 2008

Interest Rate Basis:		Actual/360

Business Day:			New York

Day Count Convention:		Following Adjusted

Coupon:				Fed Funds Effective Same Day + 4bps

Interest Payment Dates:		Coupon pays quarterly, on the 8th day,
       				beginning August 8, 2007 and final
				payment on May 8, 2008.

Interest Reset Dates:		Each Business Day

Interest Determination Date:	The Interest Determination Date with respect to
				the Notes will be the same Business Day as the related Interest Reset Date; and the Interest
				Rate to be used for the two Business Days immediately prior to each Interest Payment Date
				(including the date of the Maturity) will be the Interest Rate in effect on the second
				Business Day preceding such Interest Payment
				Date.

Agent:				Loop Capital Markets, LLC

DTC:				0158

Cusip:				89233PF27


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